AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 17, 2008

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

ATC Healthcare, Inc.

Class A Common Stock, $0.01 Par Value

Commission File Number – 001-31271

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(iii) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years;

(b)

Sections 134 and 1101 of  the Company Guide which requires that listed issuers must comply with applicable Commission requirements with respect to the filing of reports and other documents through the Commission’s Electronic Data Gathering Analysis and Retrieval system; and

(c)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share.

2.

The Class A Common Stock (the “Common Stock”) of ATC Healthcare, Inc. (the “Company” or “ATC”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred losses from continuing operations and net losses as follows:

Years ended February 28,

Loss from Continuing Operations

Net Loss

2007

($2,159,000)

($2,159,000)

2006

($1,755,000)

($2,332,000)

2005

($8,459,000)

($10,404,000)

2004

($7,872,000)

($6,180,000)

2003

($5,010,000)

($2,833,000)

Three months ended

Income from Continuing Operations

Net Loss

          May 31, 2007

       $354,000

($134,000)

At May 31, 2007, the Company reported stockholders’ equity of $4,751,000.

(b)

ATC failed to timely file its Forms 10-Q for the periods ended August 31, 2007        and November 30, 2007.

(c)

On November 21, 2007, Staff notified ATC that based on the Company’s low           selling price over the previous six month period, Staff determined it appropriate for the Company to complete a reverse stock split.  ATC was notified that if a reverse stock split was not completed within a reasonable period of time, the Exchange may consider suspending dealings in, or removing from the list, the Company’s Common Stock.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On July 9, 2007, the Company was notified by the Amex that following a review of its   annual report on Form 10-K for the fiscal year ended February 28, 2007, ATC was not in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide in that it had stockholders’ equity below $4 million and net losses and losses from continuing operations in three of its four most recent fiscal years; and stockholders’ equity below $6 million and net losses and losses from continuing operations in its five most recent fiscal years, respectively.1  In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to submit a business plan by August 9, 2007, outlining its plan to regain compliance with the Amex’s continued listing standards.

(b)

On August 9, 2007, ATC submitted its plan to regain compliance to the Exchange (the “Plan”).  On September 20, 2007, the Exchange notified ATC that it had accepted the Plan and granted the Company until January 9, 2009 to regain compliance with the continued listing standards.

(c)

Via correspondence dated October 24, 2007, Staff notified ATC that is was not in compliance with certain additional continued listing standards.  Specifically, the Company was not in compliance with Sections 134 and 1101 of the Company Guide in that it failed to timely file its Form 10-Q for the period ended August 31, 2007 (the “August Form 10-Q”).  The Company was given the opportunity to submit a second plan by November 7, 2007 (the “Second Plan”), advising the Exchange of action that it had taken, or would take, to bring itself into compliance with Sections 134 and 1101 of the Company Guide by no later than January 24, 2008.  In determining the appropriate plan period to give the Company, Staff applied Commentary .01 of Section 1009 of the Company Guide which states that Staff may establish a time period of less than 18 months for a company to regain compliance based on the nature and severity of the particular listing deficiency.  Specifically, due to the Company’s delinquency with respect to its SEC filing obligations, Staff determined that a plan period through January 24, 2008 was appropriate.

(d)

On November 6, 2007, ATC submitted the Second Plan to the Exchange.  On November 21, 2007, the Exchange notified ATC that it had accepted the Second Plan and granted the Company until January 24, 2008 to regain compliance with Sections 134 and 1101 of the Company Guide.

(e)

Subsequently, on January 31, 2008, Staff notified the Company that by failing to timely file its Form 10-Q for the period ended November 30, 2007 (the “November Form 10-Q”), the Company had triggered an additional deficiency under Sections 134 and 1101 of the Company Guide.  ATC was further notified that Staff was reviewing this additional deficiency in order to determine whether an additional extension was warranted, given the circumstances.

(f)

On March 10, 2008, Staff notified ATC that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  This decision was based on the fact that the Company failed to timely file its August Form 10-Q and November Form 10-Q.  Despite having been granted an extension until January 24, 2008 to complete the filing of the August Form 10-Q, the Company failed to file the report within the additional timeframe provided, or thereafter.  By failing to complete its SEC filing obligations, ATC did not file any public financial statements subsequent to the acceptance of its Plan.  Furthermore, despite requests from Staff, the Company also failed to provide the Exchange with internal financial statements.  As such, Staff was unable to determine if ATC had made progress in regaining compliance, and therefore the Company failed to maintain consistency with the milestones set forth in the Plan.  Further, despite Staff’s November 21, 2007 notification that the Exchange determined it appropriate for ATC to complete a reverse stock split, the Company did not complete, or make significant progress toward completing a reverse stock split.  The letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by March 17, 2008.

(g)

The Company did not request a hearing before the Panel within the requisite time period or thereafter.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. David Savitsky, Chief Executive Officer of ATC Healthcare, Inc.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC

Footnotes

1 Subsequently, via correspondence dated September 20, 2007, ATC was notified that based on the results of its Form 10-Q for the period ended May 31, 2007, the Company had regained compliance with Section 1003(a)(ii) of the Company Guide.